Summary of Changes to Offering Statement

Form 1-A Amendment

Entrex Carbon Market, Inc. (the "Company")

CIK: 0001363598

Summary of Amendment

Pursuant to Regulation A under the Securities Act of 1933, as amended, and in connection with this Amendment to the Offering Statement on Form 1-A previously filed with the Securities and Exchange Commission, Entrex Carbon Market, Inc. (the "Company") hereby submits this summary of changes describing the revisions made to the Offering Statement.

This Amendment updates the financial statements, the plan of distribution and the description of the Company's business. The Offering remains a Tier 1 offering under Regulation A. The maximum offering amount of $19,999,999, the 10,416,665 Shares offered and the tiered pricing of $1.00, $2.00, $3.00 and $4.00 per share are unchanged.

This summary is provided for the convenience of the staff of the Securities and Exchange Commission and does not purport to be a complete description of all changes reflected in this Amendment. Capitalized terms used but not defined herein have the meanings ascribed to them in the Offering Statement.

Description of Changes

The Company has made the following changes, updates, and clarifications to the Offering Statement, as amended:

  * The financial statements previously included have been replaced with the Company's unaudited consolidated financial statements and notes as of and for the six months ended June 30, 2026.

  * The Offering is no longer conducted solely through the Company's officers and directors and may also be conducted on a best efforts basis through one or more registered broker-dealers that the Company may engage.

  * The broker-dealer commission of up to 10% of gross proceeds, or up to $1,999,999 if the Offering is fully subscribed, has been disclosed consistently, and statements that no commissions would be paid have been removed.

  * Estimated net proceeds to the Company have been stated as approximately $17,950,000, after commissions and $50,000 of estimated offering expenses, and conformed throughout.

  * The Primary Standard Industrial Classification Code has been changed from 5031 to 7374.

  * A reference to 10,666,665 Shares offered has been corrected to 10,416,665 Shares.

  * The description of the Company's business has been revised throughout to describe the acquisition of data centers rather than Bitcoin mining facilities, and the Risk Factors have been conformed while retaining the risks tied to the price of Bitcoin.

  * All disclosure regarding carbon offsets, including ISO certification, monetization and securitization of offsets and the related accounting guidance under ASC 450 and ASC 820, has been removed.

  * Shares of common stock issued and outstanding have been updated from 15,166,666 Shares as of June 30, 2025 to 15,881,341 Shares as of June 30, 2026, and the par value has been corrected to $0.001 per share.

  * The liquidity disclosure describing $0 in cash and a $25,000 shareholder line of credit, and the related repurchase note, have been removed and replaced with cash of $10,731 as of June 30, 2026.

  * Two statements regarding net income projections, including a statement that projections were validated by third-party auditors, have been removed.

  * The Executive Compensation table has been updated to the year ended 2025, and the signature page has been updated to reflect execution in Boca Raton, Florida on June 30, 2026.

  * Typographical errors, the Table of Contents and the label of Appendix E (Energex Letter of Intent) have been corrected.

No Other Material Changes

Except as expressly described above, there have been no other material changes to the Company's business, capitalization, offering terms, risk factors, or management, and the Offering Statement otherwise remains in substantially the same form as previously filed.

Incorporation by Reference

This summary should be read in conjunction with, and is qualified in its entirety by reference to, the Amendment to the Offering Statement on Form 1-A filed contemporaneously herewith. In the event of any inconsistency between this summary and the Offering Statement, the Offering Statement shall control.